Execution Copy
                                                                  --------------

                                                                     Exhibit 2.3
                                                                     -----------


                            STOCK PURCHASE AGREEMENT

                                      AMONG

                     MATHSOFT ENGINEERING & EDUCATION, INC.

                                 MATHSOFT, INC.

                                       AND

                        MATHSOFT CORPORATE HOLDINGS, INC.



                          DATED AS OF JANUARY 23, 2001

                                TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----

ARTICLE I -- DEFINITIONS. . . . . . . . . . . . . . . . . . . . . .  ..   1
  1.01.  DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II -- PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . .   5
  2.01.  PURCHASE AND SALE. . . . . . . . . . . . . . . . . . . . . . .   5
  2.02.  CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

ARTICLE III -- REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY .   5
  3.01.  CORPORATE EXISTENCE AND POWER. . . . . . . . . . . . . . . . .   5
  3.02.  CORPORATE AUTHORIZATION. . . . . . . . . . . . . . . . . . . .   6
  3.03.  GOVERNMENTAL AUTHORIZATION; CONSENTS . . . . . . . . . . . . .   6
  3.04.  NON-CONTRAVENTION. . . . . . . . . . . . . . . . . . . . . . .   6
  3.05.  CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . .   7
  3.06.  SUBSIDIARIES . . . . . . . . . . . . . . . . . . . . . . . . .   7
  3.07.  FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . .   7
  3.08.  ABSENCE OF CERTAIN CHANGES . . . . . . . . . . . . . . . . . .   8
  3.09.  PROPERTY AND EQUIPMENT . . . . . . . . . . . . . . . . . . . .   9
  3.10.  LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . .   9
  3.11.  MATERIAL CONTRACTS . . . . . . . . . . . . . . . . . . . . . .  10
  3.12.  COMPLIANCE WITH LAWS; NO DEFAULTS. . . . . . . . . . . . . . .  11
  3.13.  FINDERS' FEES. . . . . . . . . . . . . . . . . . . . . . . . .  11
  3.14.  INTELLECTUAL PROPERTY. . . . . . . . . . . . . . . . . . . . .  12
  3.15.  TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
  3.16.  LABOR RELATIONS AND EMPLOYMENT . . . . . . . . . . . . . . . .  13
  3.17.  CUSTOMERS, DISTRIBUTORS, PARTNERS AND SUPPLIERS. . . . . . . .  14
  3.18.  TRANSACTIONS WITH AFFILIATES . . . . . . . . . . . . . . . . .  15
  3.19.  INTERCOMPANY ARRANGEMENTS. . . . . . . . . . . . . . . . . . .  15
  3.20.  INVENTORIES. . . . . . . . . . . . . . . . . . . . . . . . . .  15
  3.21.  RECEIVABLES. . . . . . . . . . . . . . . . . . . . . . . . . .  15
  3.22.  CORPORATE RECORDS. . . . . . . . . . . . . . . . . . . . . . .  16
  3.23. DISCLOSURE SCHEDULE . . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE IV -- REPRESENTATIONS AND WARRANTIES RELATING TO SELLER . . . .  16
  4.01.  CORPORATE EXISTENCE AND POWER. . . . . . . . . . . . . . . . .  16
  4.02.  CORPORATE AUTHORIZATION. . . . . . . . . . . . . . . . . . . .  16
  4.03.  NON-CONTRAVENTION. . . . . . . . . . . . . . . . . . . . . . .  16
  4.04.  TITLE TO AND VALIDITY OF SHARES. . . . . . . . . . . . . . . .  17
  4.05.  TRANSFER OF THE BUSINESS . . . . . . . . . . . . . . . . . . .  17

ARTICLE V -- REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . . . . .  17
  5.01.  ORGANIZATION AND EXISTENCE . . . . . . . . . . . . . . . . . .  17
  5.02.  CORPORATE AUTHORIZATION. . . . . . . . . . . . . . . . . . . .  18
  5.03.  GOVERNMENTAL AUTHORIZATION; CONSENTS . . . . . . . . . . . . .  18
  5.04.  NON-CONTRAVENTION. . . . . . . . . . . . . . . . . . . . . . .  18
  5.05.  FINDERS' FEES. . . . . . . . . . . . . . . . . . . . . . . . .  18
  5.06. FINANCING . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
  5.07.  PURCHASE FOR INVESTMENT. . . . . . . . . . . . . . . . . . . .  19
  5.08.  LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . .  19
  5.09.  SUBSIDIARIES . . . . . . . . . . . . . . . . . . . . . . . . .  19
  5.10.  NO PRIOR ACTIVITIES. . . . . . . . . . . . . . . . . . . . . .  19
  5.11.  DISCLOSURE SCHEDULE. . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE VI -- COVENANTS OF THE COMPANY AND SELLER . . . . . . . . . . .  19
  6.01.  RESIGNATIONS . . . . . . . . . . . . . . . . . . . . . . . . .  19
  6.02.  CONFIDENTIALITY. . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE VII -- COVENANTS OF SELLER. . . . . . . . . . . . . . . . . . .  20
  7.01.  ANNUAL MEETING OF SELLER STOCKHOLDERS. . . . . . . . . . . . .  20
  7.02.  DELIVERY OF AUDITED PRO FORMA FINANCIALS . . . . . . . . . . .  20
  7.03.  ACCESS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
  7.04.  TICKER SYMBOL CHANGE . . . . . . . . . . . . . . . . . . . . .  21
  7.05.  COMPANY REQUIRED CONSENTS. . . . . . . . . . . . . . . . . . .  21

ARTICLE VIII -- COVENANTS OF BUYER. . . . . . . . . . . . . . . . . . .  21
  8.01.  CONFIDENTIALITY. . . . . . . . . . . . . . . . . . . . . . . .  21
  8.02.  ACCESS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
  8.03.  RESOLUTION OF CONTRACT DISPUTE . . . . . . . . . . . . . . . .  22

ARTICLE IX -- COVENANTS OF ALL PARTIES. . . . . . . . . . . . . . . . .  22
  9.01.  COMMERCIALLY REASONABLE EFFORTS. . . . . . . . . . . . . . . .  22
  9.02.  CERTAIN FILINGS. . . . . . . . . . . . . . . . . . . . . . . .  22
  9.03.  PUBLIC ANNOUNCEMENTS . . . . . . . . . . . . . . . . . . . . .  22
  9.04.  UNITED STATES GENERAL SERVICESADMINISTRATION AGREEMENT . . . .  22

ARTICLE X -- EMPLOYEE BENEFITS. . . . . . . . . . . . . . . . . . . . .  23
  10.01.  EMPLOYEE BENEFITS DEFINITIONS . . . . . . . . . . . . . . . .  23
  10.02.  ERISA REPRESENTATIONS . . . . . . . . . . . . . . . . . . . .  23
  10.03.  NO THIRD PARTY BENEFICIARIES. . . . . . . . . . . . . . . . .  25
  10.04.  UK EMPLOYEES. . . . . . . . . . . . . . . . . . . . . . . . .  25
  10.05.  GERMAN EMPLOYEES. . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE XI - TAX MATTERS. . . . . . . . . . . . . . . . . . . . . . . .  26
  11.01.  CODE SECTION 338(H)(10) ELECTION. . . . . . . . . . . . . . .  26
  11.02.  INDEMNIFICATION FOR POST-CLOSING TRANSACTIONS . . . . . . . .  27
  11.03.  ALLOCATION OF TAXES . . . . . . . . . . . . . . . . . . . . .  27
  11.04.  VALUE ADDED TAX . . . . . . . . . . . . . . . . . . . . . . .  27
  11.05. TAX RETURNS, COOPERATION, AND ELECTIONS. . . . . . . . . . . .  27

ARTICLE XII -- SURVIVAL; INDEMNIFICATION. . . . . . . . . . . . . . . .  28
  12.01.  SELLER INDEMNIFICATION. . . . . . . . . . . . . . . . . . . .  29
  12.02.  BUYER  INDEMNIFICATION. . . . . . . . . . . . . . . . . . . .  29
  12.03.  NOTIFICATION. . . . . . . . . . . . . . . . . . . . . . . . .  29
  12.04.  LIMITATION OF INDEMNIFICATION . . . . . . . . . . . . . . . .  30
  12.05.  MINIMUM LOSSES OF BUYER INDEMNIFIED PARTY . . . . . . . . . .  31
  12.06.  MAXIMUM INDEMNIFICATION BY SELLER . . . . . . . . . . . . . .  31
  12.07.  MINIMUM LOSSES OF BUYER INDEMNIFIED PARTY . . . . . . . . . .  31
  12.08.  MAXIMUM INDEMNIFICATION BY BUYER. . . . . . . . . . . . . . .  31
  12.09.  EXCLUSIVE REMEDY. . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE XIII -- MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . .  32
  13.01.  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
  13.02.  AMENDMENTS; NO WAIVERS. . . . . . . . . . . . . . . . . . . .  33
  13.03.  EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . .  33
  13.04.  SUCCESSORS AND ASSIGNS. . . . . . . . . . . . . . . . . . . .  33

  13.05.  FURTHER ASSURANCES. . . . . . . . . . . . . . . . . . . . . .  33
  13.06.  GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . .  33
  13.07.  COUNTERPARTS; EFFECTIVENESS . . . . . . . . . . . . . . . . .  33
  13.08.  ENTIRE AGREEMENT. . . . . . . . . . . . . . . . . . . . . . .  34
  13.09.  CAPTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .  34
  13.10.  JURISDICTION. . . . . . . . . . . . . . . . . . . . . . . . .  34
  13.11.  JURY TRIAL WAIVER . . . . . . . . . . . . . . . . . . . . . .  34


Seller  Disclosure  Schedules:

Section  3.03     Company  Required  Consents
Section  3.05     Capitalization  of  the  Company
Section  3.07     Financial  Statements
Section  3.08     Certain  Changes
Section  3.09     Property  and  Equipment
Section  3.10     Litigation
Section  3.11     Material  Contracts
Section  3.12     Permits
Section  3.14     Intellectual  Property
Section  3.16     Employees
Section  3.17     Distributors,  Customers  and  Partners
Section  3.19     Intercompany  Arrangements
Section  6.01     Directors
Section  10.02    ERISA  Disclosure
Section  10.04    UK  Employees'  Vacation
Section  10.05    German  Employees'  Vacation
Section  11.01    Tax;  Allocation  of  Consideration


Buyer  Disclosure Schedules:

Section  5.03     Buyer  Required  Consent
Section  5.06     Buyer  Indebtedness


Exhibits:

Exhibit  A        Axum  License  Agreement
Exhibit  B        Research  Development  Agreement
Exhibit  C        Non-Competition  Agreement
Exhibit  D        Intellectual  Property  Agreement
Exhibit  E        Transitional  Services  Agreement

Exhibit  F        Assignment,  Bill  of  Sale  and  Assumption  Agreement
Exhibit  G        Trademark  License  Agreement

                            STOCK PURCHASE AGREEMENT


     AGREEMENT dated as of January 23, 2001 among MathSoft Engineering & Education, Inc., a Delaware corporation ("Company"); MathSoft, Inc., a
                                               -------
Massachusetts  corporation  ("Seller"); and MathSoft Corporate Holdings, Inc., a
                              ------
Delaware  corporation  ("Buyer").
                         -----

                              W I T N E S S E T H :

     WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the business and assets, rights and privileges of its Engineering & Education Products Division, as set forth in the Assignment and Assumption
Agreement  and  the  Intellectual  Property  Agreement  (the  "Business");
                                                               --------

     WHEREAS, on the date of this Agreement, Seller is conducting the Business through the Company;

     WHEREAS, Buyer desires to purchase from Seller all of the outstanding shares of capital stock of the Company (the "Shares"); and
                                                     ------

     WHEREAS,  Seller  desires  to  sell  to  Buyer  the  Shares;

     NOW,  THEREFORE,  the  parties  hereto  agree  as  follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.01.  DEFINITIONS.  (a)  The  following  terms,  as  used herein, have the
            -----------
following  meanings:

     "Affiliate"  means,  with  respect  to  any  Person, any Person directly or
      ---------
indirectly controlling, controlled by, or under common control with such Person.

     "Ancillary Agreements" means the Axum License Agreement attached as Exhibit
      --------------------                                               -------
A  hereto,  the Research Development Agreement attached as Exhibit B hereto, the
-                                                          ---------
Non-Competition  Agreement  attached  as  Exhibit  C  hereto,  the  Intellectual
                                          ----------
Property  Agreement  attached  as  Exhibit  D  hereto, the Transitional Services
                                   ----------
Agreement  attached as Exhibit E hereto, the Assignment and Assumption Agreement
                       ---------
attached  as  Exhibit  F  hereto,  the  Trademark  License Agreement attached as
              ----------
Exhibit  G hereto and the Side Letter, dated the date hereof, between Seller and
----------
Buyer.

     "Assignment  and  Assumption Agreement" means that Assignment, Bill of Sale
      -------------------------------------
and  Assumption  Agreement,  dated  January  23,  2001,  between  Seller and the
Company.

     "Axum  License  Agreement" means that Axum License Agreement by and between
      ------------------------
Buyer,  Seller  and  the  Company  dated  the  date  hereof.

     "Balance  Sheet"  means  the  pro  forma balance sheet of the Company as of
      --------------
December  31,  2000  referred  to  in  Section  3.07.

     "Balance  Sheet  Date"  means  September  30,  2000.
      --------------------

     "Buyer's  Counsel"  means  the  law  firm  of Goodwin, Procter & Hoar, LLP,
      ----------------
Boston,  Massachusetts.

     "Buyer  Material  Adverse  Effect"  means  a material adverse effect on the
      --------------------------------
business, assets, condition (financial or otherwise) or results of operations of Buyer, taken as whole.

     "Closing  Date"  means  the  date  of  the  Closing.
      -------------

     "Common  Stock"  means  the  common  stock, $.01 par value, of the Company.
      -------------

     "Company's  Proprietary  Rights"  means  all  Proprietary  Rights  of  the
      ------------------------------
Business, as described in the Assignment and Assumption Agreement and Intellectual Property Agreement.

     "Intellectual  Property  Agreement"  means  that  Intellectual  Property
      ---------------------------------
Agreement  by  and  between  Seller,  Buyer  and  Company dated the date hereof.

     "Lien"  means,  with  respect  to  any  asset,  any mortgage, lien, pledge,
      ----
charge, security interest, restriction or encumbrance of any kind in respect of such asset.

     "Material  Adverse Change" means a material adverse change in the business,
      ------------------------
assets, condition (financial or otherwise) or results of operations of the Company or the Business, taken as a whole, but excluding any change, circumstance or effect that results from or arises out of (1) changes in the economy in general, or (2) changes in the industry in which such party operates that do not affect such party and its Subsidiaries disproportionately in any material respect relative to other entities operating in such industry.

     "Material  Adverse Effect" means a material adverse effect on the business,
      ------------------------
assets, condition (financial or otherwise), or results of operations of the Company or the Business, taken as a whole but excluding any change, circumstance or effect that results from or arises out of (1) changes in the economy in general, or (2) changes in the industry in which such party operates that do not affect such party and its Subsidiaries disproportionately in any material respect relative to other entities operating in such industry.

     "1934  Act"  means the Securities Exchange Act of 1934, as amended, and the
      ---------
rules  and  regulations  promulgated  thereunder.

     "Non-Competition  Agreement"  means  that  Non-Competition Agreement by and
      --------------------------
between Seller, Buyer, the Company and the other parties thereto dated the date hereof.

     "Person" means an individual, corporation, partnership, association, trust,
      ------
limited liability company or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Proprietary  Rights"  means  all  (A) patents, patent applications, patent
      -------------------
disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations,
(B) trademarks, service marks, trade dress, logos, tradenames, service names and corporate names and registrations and applications for registration thereof, (C) copyrights and registrations and applications for registration thereof, (D) mask works and registrations and applications for registration thereof, (E) computer software, data and documentation, (F) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (G) other proprietary rights relating to any of the foregoing (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions) and (H) copies and tangible embodiments thereof.

     "Research  Development Agreement" means that Research Development Agreement
      -------------------------------
by  and  between  Buyer,  Seller  and  the  Company  dated  the  date  hereof.

     "Seller's  Counsel"  means the law firm of Testa, Hurwitz & Thibeault, LLP,
      -----------------
Boston,  Massachusetts.

     "Subsidiary"  means  any  entity  of  which  securities  or other ownership
      ----------
interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by the Company.

     "Tax"  or "Taxes" shall mean all taxes, assessments, charges, duties, fees,
      ---       -----
levies or other governmental charges, including, without limitation, all federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as result of either being a member of a combined consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

     "Transitional  Services  Agreement"  shall  mean that Transitional Services
      ---------------------------------
Agreement  by  and  between Buyer, Seller and the Company dated the date hereof.

     (b) Each of the following terms is defined in the Section set forth opposite such term:


                Term                      Section
                ----                      -------

          Annual Meeting                    7.01
          Benefit Arrangement              10.01
          Buyer Indemnified Party          12.01
          Buyer Required Consents           5.03
          Cambridge Lease                   3.09
          Closing                           2.02
          Code                              3.15
          Company Required Consents         3.03
          Company Securities                3.05
          Contingent Workers                3.16
          Customers                         3.17
          Distributors                      3.17
          Employees                         3.16
          Employee Plans                   10.01
          ERISA                            10.01
          ERISA Affiliate                  10.01
          Financial Statements              3.07
          Financing                         5.06
          Financing Agreement               5.06
          German Employees                 10.05
          German Lease                      3.09
          Indemnified Party                13.03
          Indemnifying Party               13.03
          Losses                           12.01
          Multiemployer Plan               10.01
          Name Change                       7.01
          Partners                          3.17
          Permit                            3.12
          Purchase Price                    2.01
          Riverfront                        3.09
          Section 338(h)(10) Election      11.01
          Seller Indemnified Party         12.02
          Tax Return                        3.15
          Transaction Documents             3.02
          TUPE Regulations                 10.04
          U.K. Employees                   10.04
          U.K. Lease                        3.09
          VAT Act                          11.04

                                  ARTICLE II

                                PURCHASE AND SALE

     2.01.  PURCHASE  AND SALE.  Upon the terms and subject to the conditions of
            ------------------
this  Agreement,  Seller  shall  sell  to  Buyer,  and Buyer shall purchase from
Seller, at the Closing, one thousand (1,000) shares of the Company's common stock, which is all of the outstanding capital stock of the Company, for an aggregate purchase price of $7,000,000 (the "Purchase Price"). The Purchase
                                                 --------------
Price  shall  be  paid  as  provided  in  Section  2.02.

     2.02.  CLOSING.  The  closing  (the  "Closing") of the purchase and sale of
            -------                        -------
the Shares hereunder shall take place at the offices of Testa, Hurwitz & Thibeault, LLP in Boston, Massachusetts on the date of this Agreement, or at such other time or place as Buyer and Seller may agree. At the Closing,

     (a) Buyer shall deliver to Seller $7,000,000 in immediately available funds by wire transfer to an account maintained by Seller, such account to be designated by Seller by written notice to Buyer not later than two business days prior to the Closing Date.

     (b) Seller shall deliver to Buyer a certificate or certificates for the Shares in the name of Buyer.

     (c)  The  appropriate  parties  shall  enter into the Ancillary Agreements.

     (d) The parties shall execute and deliver any other instruments, documents and certificates that are required to be delivered pursuant to this Agreement or as may be reasonably requested by any party in order to consummate the transactions contemplated by this Agreement.


                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES RELATING TO
                                   THE COMPANY

     Except as set forth on the attached disclosure schedule ("Seller Disclosure
                                                               -----------------
Schedule"),  Seller  hereby  represents  and warrants to Buyer as of the Closing
--------
Date  that:

     3.01.  CORPORATE  EXISTENCE  AND  POWER.  The Company is a corporation duly
            --------------------------------
incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. The Company has heretofore delivered to Buyer true and complete copies of the corporate charter and bylaws of the Company as currently in effect. The Company is not in violation of any term or provision of its charter or by-laws, each as in effect as of this date. To the knowledge of the Seller, the Company has not used any trade names, assumed names and/or prior corporate names since its formation.

     3.02.  CORPORATE  AUTHORIZATION.  The  Company  has all requisite power and
            ------------------------
authority to enter into and perform this Agreement, the Ancillary Agreements and the other agreements, documents and instruments contemplated hereby (together, the "Transaction Documents") to which it is a party and to carry out the
      ----------------------
transactions contemplated hereby and thereby. The Transaction Documents are valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, which affect enforcement of creditors' rights generally. The execution, delivery and performance of the Transaction Documents 'and the sale and delivery of the Shares in accordance with this Agreement have been duly authorized by all necessary corporate or other action of the Company and its stockholders.

     3.03.  GOVERNMENTAL  AUTHORIZATION; CONSENTS.  (a)  The execution, delivery
            -------------------------------------
and performance by the Company and Seller of the Transaction Documents require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

     (b) Except as set forth in Section 3.03 of the Seller Disclosure Schedule, no consent, approval, waiver or other action (a "Company Required Consent") by
                                                   ------------------------
any Person under the express terms of any contract, agreement, indenture, license, lease, mortgage, note or other evidence of indebtedness, instrument or other document required to be disclosed on Section 3.11 of the Seller Disclosure
Schedule is required for the execution, delivery and performance of the Transaction Documents by the Company or Seller or the consummation of the transactions contemplated hereby or thereby.

     3.04.  NON-CONTRAVENTION.  The  execution,  delivery and performance by the
            -----------------
Company of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the corporate charter or bylaws of the Company, (ii) contravene or conflict with any provision of any law, regulation, rule, judgment, injunction, order or decree or other restriction binding upon or applicable to the Company or the Business; (iii) assuming the receipt of all Company Required Consents, constitute a default (whether after the giving of notice, lapse of time or both) under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or Seller that relates to the Business or to a loss of any benefit to which the Company or Seller is entitled under any express provision of any contract, agreement, indenture, license, lease, mortgage, note or other evidence of indebtedness, instrument or other document required to be disclosed on Section 3.11 of the Seller Disclosure Schedule or
(iv) assuming the receipt of all Company Required Consents, result in the creation or imposition of any Lien on the Shares or on any material asset of the Company or the Business.

     3.05.  CAPITALIZATION.  Section 3.05 of the Seller Disclosure Schedule sets
            --------------
forth (i) the designation of each class of capital stock of the Company, (ii) the number of authorized shares of each class of capital stock of the Company,
(iii) the number of outstanding shares of each class of capital stock of the Company, (iv) the number of outstanding employee stock options, (v) the number of outstanding employee stock options that are currently exercisable and (vi) all relevant information regarding any outstanding convertible securities and any other outstanding options, warrants or other rights to acquire capital stock of, or other equity interests in, the Company. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and are owned by Seller. Except as set forth in this Section, there are no outstanding (i) shares of capital stock, other securities or phantom or other equity interests of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other securities of the Company or (iii) options, warrants, agreements, arrangements, commitments or other rights to acquire from the Company any capital stock, convertible or other securities or phantom or other equity interests of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company
                                                                         -------
Securities").  There  are  no  outstanding obligations of the Company, actual or
----------
contingent, to issue or deliver or to repurchase, redeem or otherwise acquire any Company Securities. There are no preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with resect to the issuance, sale or redemption of the Company's capital stock. There are no rights to have the Company's capital stock registered for sale to the public pursuant to the laws of any jurisdiction, and there are no agreements relating to the voting of the Company's voting securities or restrictions on the transfer of the Company's capital stock.

     3.06.  SUBSIDIARIES.  The  Company  does  not  have  and  never has had any
            ------------
Subsidiaries or any ownership or equity interest in or control of (direct or indirect) any other Person.

     3.07.  FINANCIAL  STATEMENTS.  (a)  Attached  as Section 3.07 of the Seller
            ---------------------
Disclosure Schedule are true and complete copies of the unaudited pro forma balance sheets of the Company as of December 31, 1998, December 31, 1999 and
December 31, 2000 and the unaudited pro forma statements of operations, cash flows and changes in stockholders' equity of the Company for the respective fiscal years then ended (together collectively the "Financial Statements").
                                                         --------------------

     (b) Each of the balance sheets included in the Financial Statements is complete and correct and fairly presents in all material respects the financial position of the Company's business as of its date, and each of the other statements included in the Financial Statements is complete and correct and fairly presents in all material respects the results of operations, cash flows and stockholders' equity, as the case may be, of the Company's business for the periods therein set forth, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved except as otherwise stated therein and, with respect to the unaudited interim financial statements, for the omission of footnote disclosures and, to the extent consistent with generally accepted accounting principles, normally recurring year-end audit adjustments.

     3.08.  ABSENCE OF CERTAIN CHANGES.  Since the Balance Sheet Date, except as
            --------------------------
reflected in the Financial Statements or in Section 3.08 of the Seller Disclosure Schedule, Seller has conducted the Business in the ordinary course consistent with past practices and there has not been:

     (a)  any  Material  Adverse  Change;

     (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any Company Securities or any repurchase, redemption or other acquisition by the Company of any Company Securities;

     (c)  any  amendment  of  any  of  Company  Securities;

     (d) any incurrence, assumption, cancellation or guarantee by the Company of any indebtedness for borrowed money;

     (e)  any  creation  or  assumption by the Company of any Lien on any asset;

     (f) any making of any loan, advance or capital contributions to or investment in any Person;

     (g) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business;

     (h) except for the Transaction Documents, any transaction or commitment made, or any contract or agreement entered into, amended, modified or terminated by the Company or Seller relating to the Business (including the acquisition or disposition of any assets) or any relinquishment by the Company or Seller of any contract or other right, in either case, material to the Business taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

     (i)  any  loss  of  any  material  distributor or customer of the Business;

     (j) any change in any method of accounting or accounting practice by the Company;

     (k) other than in the ordinary course of business consistent with past practices or pursuant to an existing agreement, any (i) grant of any severance or termination pay to any director, officer or employee of the Company, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company, (iii) change in benefits payable under existing severance or termination pay policies of the Company or employment agreements to which the Company is a party or (iv) change in compensation, bonus or other benefits payable to directors, officers or employees of the Company;

     (l) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representation thereof to organize any employees of the Company, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company; or

     (m)  any  commitment  (contingent or otherwise) to do any of the foregoing.

     3.09.  PROPERTY  AND  EQUIPMENT.
            ------------------------

     (a)  The  Company  does  not own any real property.  Except as disclosed on
Section 3.09 of the Seller Disclosure Schedule, the Company has, and immediately after giving effect to the transactions contemplated by the Transaction Documents, will have, good title to, or a valid and enforceable leasehold interest in, all personal property and assets (whether real or personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices. None of such properties or assets is subject to any Liens, except:

          (i)  Liens  disclosed  on  the  Balance  Sheet;

          (ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet); or

          (iii)  Liens  disclosed  on  Schedule  3.09  hereto.

     (b) The lease between National Office Partners Limited Partnership, successor-in-interest to Riverfront Office Park Joint Venture ("Riverfront"), as
                                                                ----------
landlord,  and  Seller,  as  tenant,  dated  August  17, 1993, as amended by (a)
Amendment No. 1 to Agreement to Lease dated as of October 23, 1998 between Riverfront and Seller and (b) Amendment No. 2 to Agreement to Lease dated as of November 30, 1998 between Riverfront and Seller (the "Cambridge Lease") has been
                                                      ---------------
duly and validly assigned by Seller to the Company prior to the date hereof, and all rights of the lessee under the Cambridge Lease are vested in the Company. The Contract between ibc International Business Center and MathSoft International, effective April 19, 1999 (the "German Lease" and, together with
                                                ------------
the  Cambridge Lease, the "Leases") has been duly and validly assigned by Seller
                           ------
to the Company prior to the date hereof, and all rights of the lessee under the German Lease are vested in the Company. Other than under the Leases and a lease for office space in the United Kingdom that is awaiting Freeholder aproval, the Company does not lease any real property.

     3.10.  LITIGATION.  Except  as  disclosed  in  Section  3.10  of the Seller
            ----------
Disclosure Schedule, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Seller, threatened against or affecting, the Company or the Business or any of their respective properties or assets or the transactions contemplated by the Transaction Documents before any court or arbitrator or any governmental body, agency, official or authority.

     3.11.  MATERIAL  CONTRACTS.  (a)  Except  for agreements, contracts, plans,
            -------------------
leases, arrangements or commitments disclosed in Section 3.11 of the Seller Disclosure Schedule (with true and correct copies or summaries of oral agreements provided to Buyer) or any other schedule to this Agreement and except for agreements, contracts, plans, leases, arrangements or commitments of Seller that do not relate to the Business, as of the date of this Agreement neither the Company nor Seller is a party to or subject to:

          (i)  any  lease;

          (ii) any contract, agreement, arrangement or commitment which is not cancelable by the Company without penalty on less than ninety (90) days notice;

          (iii) any contract, agreement, arrangement or commitment relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for those relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $10,000;

          (iv) any contract, agreement, arrangement or commitment for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Company of $10,000 or more;

          (v) any sales, distribution, licensing or other similar contract, agreement, arrangement or commitment providing for the sale by the Company of materials, supplies, goods, services, equipment or other assets providing for annual payments to the Company of $10,000 or more;

          (vi) any agency, dealer, sales representative or other similar contract, agreement, arrangement or commitment;

          (vii) any employment, consulting, severance or noncompetition contract, agreement, arrangement or commitment;

          (viii) any partnership, joint venture or other similar contract, agreement, arrangement or commitment;

          (ix) any license, franchise or similar contract, agreement, arrangement or commitment or contract, agreement, arrangement or commitment in respect of similar rights granted to or held by the Company;

          (x) any contract, agreement, arrangement or commitment or other document that limits the freedom of the Company to engage in the Business or to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company after the Closing Date;

          (xi) any royalty, dividend or similar arrangement based on the revenues or profits of the Business or any contract or agreement involving fixed volume arrangements;

          (xii)  any  acquisition,  merger  or  similar  agreement;

          (xiii) any contract, agreement, commitment or arrangement with any governmental entity; or

          (xiv) any other contract, agreement, arrangement or commitment not made in the ordinary course of business that is material to the Company taken as a whole.

     (b)  Each  contract,  agreement,  arrangement  and  commitment disclosed in
Section 3.11 of the Seller Disclosure Schedule is a valid and binding agreement of the Company and is in full force and effect, and neither the Company or Seller, nor, to the knowledge of Seller, any other party thereto is in default in any material respect under the terms of any such contract, agreement, arrangement or commitment. Seller has no knowledge of any oral or written notice to terminate any such contract, agreement, arrangement or commitment. The contracts, agreements, arrangements and commitments listed in Section 3.11 of the Seller Disclosure Schedule comprise all of the material contracts, agreements, arrangements and commitments entered into by Seller or the Company that relate to the Business.

     3.12.  COMPLIANCE  WITH  LAWS;  NO  DEFAULTS.  (a)  The  Company,  and  the
            -------------------------------------
conduct of the Business, are each in compliance in all respects with all applicable laws and regulations, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.

     (b) Section 3.12 of the Seller Disclosure Schedule correctly describes permits, licenses, orders, franchises and other rights and privileges of all federal, state, local or foreign governmental or regulatory bodies (each, a "Permit") material to the Business, together with the name of the governmental
 ------
agency or entity issuing such Permit. The Permits are valid and in full force and effect, and none of the Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by the Transaction Documents.

     (c) Neither Seller nor the Company has ever entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any aspect of the Business or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim from any regulatory agency with respect to any aspect of the Business.

     3.13.  FINDERS'  FEES.  Except  for Orchard Partners, Inc., whose fees will
            --------------
be paid by Seller, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller, the Company or any Subsidiary who might be entitled to any fee or commission from Buyer, the Company or any of their respective Affiliates upon consummation of the transactions contemplated by the Transaction Documents.

     3.14.  INTELLECTUAL  PROPERTY.  (a)  Section  3.14 of the Seller Disclosure
            ----------------------
Schedule includes a list of all of the Company's Proprietary Rights specifying as to each, as applicable: (i) the nature of such right; (ii) the owner of such right; (iii) the jurisdictions by or in which such right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv) licenses, sublicenses and other agreements as to which the Company or any of its Affiliates is a party and pursuant to which any Person is authorized to use any such right, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. All issued patents and marks that are part of the Company Proprietary Rights are currently in compliance with formal legal requirements (including without limitation as to patents, the payment of filing, examination and maintenance fees, and as to marks, other than as set forth on Section 3.14 of the Seller Disclosure Schedule, the timely post-registration filing of affidavits of use and incontestability and renewal applications) are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of the Closing. All former and current employees, consultants and contractors of Seller who have done work for the Business have executed written instruments with Seller that assign all rights to any inventions, improvements, discoveries, writings, or information relating to the Business to Seller. To Seller's knowledge, for all Company Proprietary
Rights for which Seller is not the exclusive owner, the other ownership interests are clearly indicated in Section 3.14 of the Disclosure Schedule and Seller has a valid license, such license agreements are in full force and effect, and to the knowledge of Seller, there is no material default by any party thereto. The Company Proprietary Rights owned by Seller or the Company are free and clear of all mortgages, pledges, charges, liens, security interests or other encumbrances.

     (b)(i) Neither the Company nor Seller has during the three years preceding the date of this Agreement, been sued or charged in writing with or been a defendant in any claim, suit, action or proceeding relating to the Business that has not been finally terminated prior to the date hereof and that involves a claim of infringement of any patents, trademarks, service marks or copyrights, and (ii) there is no claim of infringement by the Company, and the Company and Seller have no knowledge of any continuing infringement by any other Person of any Company Proprietary Rights. No Company Proprietary Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or restricting the licensing thereof by the Company to any Person. The Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any patent, trademark, service mark or copyright.

     (c) To the knowledge of Seller, none of the processes and formulae, research and development results and other know-how of the Business, the value of which to the Business is contingent upon maintenance of the confidentiality thereof, has been disclosed by Seller to any Person other than Persons that are parties to confidentiality agreements with Seller.

     (d) No third party has asserted any claim, or, to the knowledge of Seller has any reasonable basis to assert any valid claim, against the Company with respect to (i) the continued employment by, or association with, the Company of any of the present officers, employees of or consultants to the Company or any Subsidiary or (ii) the use by the Company or any of such Persons in connection with their activities for or on behalf of the Company of any information which the Company or any of such Persons would be prohibited from using under any prior agreements or arrangements or any laws applicable to unfair competition, trade secrets or proprietary information.

     3.15.  TAXES.  All  material  tax  returns,  reports,  information returns,
            -----
declarations of estimated tax and forms, including any schedule or attachment thereto ("Tax Return"), required to be filed on or before the Closing Date by or
          ----------
on behalf of the Company with respect to any Taxes have been filed through the date hereof, or will be filed on or before the Closing Date in accordance with all applicable laws, and all Taxes shown to be due on such Tax Returns have been paid, and there are no material deficiencies for any Taxes owed to any government. As of the time of filing, the foregoing returns correctly reflected in all material respects the facts regarding the income, business, assets, operations and status of any entity required to be shown thereon. All Taxes not yet due and payable by the Company for periods prior to Closing have been fully accrued (consistent with the Company's method of accounting) on its books and adequate reserves have been established therefor, and all such Taxes not yet due and payable for all periods covered by the Financial Statements have been adequately provided for in the Financial Statements. The Company has not been notified in writing of any action, suit, proceeding, investigation, audit or claim brought by a taxing authority that is now pending with respect to any assessed Tax or assessment against the Company. The Company has not filed any agreement or consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"). There are no Liens for Taxes upon the assets of the
                    ----
Company, except Liens for Taxes not yet due and payable. There are no agreements for the extension of the time for the assessments of any Taxes of the Company with respect to any income, properties or operations of the Company. The Company has not waived any statute of limitations in respect of Taxes with respect to a Tax assessment or deficiency. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The Company has no liability for unpaid Taxes for periods prior to Closing (whether or not shown on any Tax Return) (including, without limitation, because it is or once was a member of an "affiliated group" (as defined in Section 1504(a) of the Code)). The Company has no liability for Taxes of any other person under Treasury Regulations Section 1.1502-6 (or similar provisions of state, local, or foreign law), as a transferee or successor, by contract or law.

     3.16.  LABOR  RELATIONS AND EMPLOYMENT.  (a)  Section 3.16(a) of the Seller
            -------------------------------
Disclosure Schedule contains a true and complete list of all full-time and part-time employees of the Business ("Employees"), including their respective
                                         ---------
positions,  titles,  salary  or  wage  rates  (as  applicable,  other  bonuses, incentives and compensation, and accrued paid time off (and current rate of accrual), and a description of their status (i.e., whether active or on leave of absence). To the extent any Employee is on leave of absence, Section 3.16(a) of the Seller Disclosure Schedule further describes the type of leave, the date it commenced and the expected duration of leave. There are no Employees on layoff, and there are no individuals with recall or preferential rehire rights. All Employees are employed at-will, except as indicated on Section 3.16 of the Seller Disclosure Schedule. The Company and Seller are in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours with respect to the Employees. The Company and Seller are not delinquent in any payments to any Employees or Contingent Workers (as defined in Section 3.16(d) below) for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed to the date hereof or amounts required to be reimbursed to such Employees or Contingent Workers. There are no formal or informal grievances, complaints or charges with respect to employment or labor matters (including, without limitation, charges of employment discrimination, retaliation or unfair labor practices) pending or threatened in any judicial, regulatory or administrative forum, or under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement). Neither the Company's nor Seller's employment policies with respect to the Employees or practices are currently being audited or investigated, or to Seller's knowledge subject to imminent audit or investigation, by any foreign, federal, state or local government agency. The Business is not subject to any consent decree, court order or settlement in respect of any labor or employment matters. All Employees became employed by the Company in compliance with all applicable laws, including without limitation, the Immigration Reform Control Act of 1986. The transaction contemplated by this Agreement will not adversely effect the ability of any Employee to work in the United States.

     (b) Except as set forth on Section 3.16(b) of the Seller Disclosure Schedule, (i) there is no labor strike, picketing of any nature, material labor dispute, slowdown or any other concerted interference with normal operations, stoppage or lockout pending or to the knowledge of Seller threatened against or affecting the Business, (ii) there are no union claims or demands to represent, or union organizing activities among, the Employees or Contingent Workers, and
(iii) neither the Company nor Seller has collective bargaining obligations with respect to any Employees or Contingent Workers.

     (c) No Employee has indicated to Seller or the Company any plans to terminate employment with the Company. No payments or promises have been made to any Employee by the Company or Seller in connection with, or in anticipation of, the transactions contemplated by the Transaction Documents.

     (d) Except as set forth on Section 3.16 of the Seller Disclosure Schedule, there are no independent contractors, temporary employees, leased employees or any other servants or agents compensated other than through reportable wages employed or retained in connection with the Business (collectively, "Contingent
                                                                      ----------
Workers").   All Contingent Workers have been properly classified and treated in
-------
accordance with applicable laws and for purposes of all benefit plans and perquisites by Seller and the Company.

     3.17.  CUSTOMERS,  DISTRIBUTORS,  PARTNERS  AND SUPPLIERS.  Section 3.17 of
            --------------------------------------------------
the Seller Disclosure Schedule sets forth the name of each customer and distributor, or group of customers or distributors that are under common ownership or control, of the Business who accounted for more than five percent (5%) of the revenues of the Business for the year ended December 31, 2000 (the "Customers" and "Distributors", respectively) together with the names of any
 ---------         ------------
persons or entities with which the Business has a material strategic partnership or similar relationship ("Partners"). No Customer, Distributor or Partner of
                             --------
the Business has canceled or otherwise terminated its relationship with the Business. No Customer, Distributor or Partner has cancelled or otherwise terminated its relationship with the Business or to the knowledge of Seller, any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with the Business or to decrease materially or limit its usage, purchase or distribution of the services of products of the Business.

     3.18.  TRANSACTIONS  WITH  AFFILIATES.  To the knowledge of Seller, none of
            ------------------------------
the officers or directors of the Company or Seller or any of their respective family members (a) has any material direct or indirect interest in any entity that does business with the Company; (b) has any direct or indirect interest in any property, asset or right that is used by the Company or Seller in the conduct of the Business; or (c) has any contractual relationship with the Company other than such relationships that result solely from being an officer, director or stockholder of the Company.

     3.19.  INTERCOMPANY  ARRANGEMENTS.  Except  as  contemplated  by  the
            --------------------------
Transaction Documents, there are no contracts, agreements, arrangements or commitments between Seller and the Company. The Company does not own any note, bond, debenture or other indebtedness, or is otherwise a creditor, of Seller or any of its Affiliates. Since the date the Company was incorporated, there has not been any payment by the Company to Seller or any of its Affiliates, charge by Seller or any of its Affiliates to the Company or other transaction between the Company and Seller or any of its Affiliates, except for the Transaction Documents.

     3.20.  INVENTORIES.  The  inventories  set  forth in the Balance Sheet were
            -----------
properly stated therein at the lesser of cost or fair market value determined in accordance with generally accepted accounting principles consistently applied by the Company. Since the Balance Sheet Date, the inventories of the Company have been maintained in the ordinary course of business. At least 38% of the inventory of the Business, including raw materials, work in progress, and finished goods, consist of items of a quantity and quality usable or saleable in the ordinary course of business in a manner consistent with the past practices of the Company and Seller with respect to the Business. All such inventory is owned free and clear of all Liens except as disclosed in the Financial Statements.

     3.21.  RECEIVABLES.  All  accounts,  notes receivable and other receivables
            -----------
(other than receivables collected since the Balance Sheet Date) of the Company are reflected on the Balance Sheet are, and all accounts and notes receivable of the Company at the Closing Date represent bona fide claims against debtors for sales, services performed or other charges arising on or before the date thereof, subject to normal and customary trade discounts, and are subject to any reserves for doubtful accounts recorded on the Balance Sheet. All accounts, notes receivable and other receivables of the Business at the Balance Sheet Date have been included in the Balance Sheet. The accounts, notes receivable and other receivables (other than receivables collected since the Balance Sheet
Date) of the Company, in the aggregate, are collectible in the ordinary course of business, consistent with past practices, except to the extent that reserves for doubtful accounts are included in the Balance Sheet.

     3.22.  CORPORATE  RECORDS.  The  corporate  record  books  of  the  Company
            ------------------
accurately record all corporate action taken by its stockholders and board of directors and committees. The copies of the corporate records of the Company, as made available to Buyer for review, are true and complete copies of the originals of such documents.

     3.23.  DISCLOSURE  SCHEDULE.  Neither  the  Transaction  Documents, nor any
            --------------------
other agreement, document or written statement made by Seller or the Company and furnished by Seller or the Company to Buyer in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading, in light of the circumstances under which they were made.


                                   ARTICLE IV

                                 REPRESENTATIONS
                        AND WARRANTIES RELATING TO SELLER

     Seller  represents  and  warrants  to,  and  agrees with, Buyer as follows:

     4.01.  CORPORATE  EXISTENCE  AND  POWER.  Seller  is  a  corporation  duly
            --------------------------------
incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and has all power and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Seller has not used any trade names, assumed names and/or prior corporate names within the past five years.

     4.02.  CORPORATE  AUTHORIZATION.  Seller  has  all  requisite  power  and
            ------------------------
authority to enter into and perform the Transaction Documents to which it is a party and to carry out the transactions contemplated hereby and thereby. The Transaction Documents are valid and binding obligations of Seller, enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, which affect enforcement of creditors' rights generally. The execution, delivery and performance of the Transactions Documents and the sale and delivery of the Shares in accordance with this Agreement have been duly authorized by all necessary corporate or other action of Seller and its stockholders.

     4.03.  NON-CONTRAVENTION.  The  execution,  delivery  and  performance  by
            -----------------
Seller of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (i) require any action by or in respect of, or filing with, or consent of, any governmental body, agency or official or authority (other than filings required by the Securities and Exchange Commission, the Nasdaq-AMEX Stock Market or the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder), (ii) conflict with the corporate charter or bylaws of Seller, (iii) contravene or conflict with any provision of any law, regulation, rule, judgment, injunction, order or decree or other restriction binding upon or applicable to Seller; or
(iv) assuming the receipt of all Company Required Consents, constitute a default (whether after the giving of notice, lapse of time or both) under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or to a loss of any benefit to which Seller is entitled under any provision of any contact, obligation or permit binding upon Seller or by which it or the assets of Seller are bound, excluding from the foregoing clauses (iii) and (iv) exceptions to the foregoing that, in the aggregate, would not have a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby or thereby.

     4.04.  TITLE TO AND VALIDITY OF SHARES.  Seller now has, and on the Closing
            -------------------------------
Date will have, good and marketable title to and unrestricted power to vote and sell the Shares, free and clear of any Lien and, upon purchase and payment therefor and delivery to Buyer thereof in accordance with the terms of this Agreement, Buyer will obtain good and marketable title to the Shares free and clear of any Lien. The Shares have been duly authorized and validly issued and are fully paid and non-assessable. All of the Shares are registered in the name of Seller.

     4.05.  TRANSFER  OF  THE BUSINESS.  In connection with the incorporation of
            --------------------------
the Company, Seller (a) contributed all of its right, title and interest in the property (whether real, personal, tangible or intangible) and assets comprising the Business (except as otherwise explicitly contemplated in the Assignment and Assumption Agreement, Intellectual Property Agreement or other Transaction Documents) and (b) assigned all of the contracts, agreements, permits, authorizations, leases, instruments, rights and commitments comprising the Business (except as otherwise explicitly contemplated in the Assignment and Assumption Agreement, Intellectual Property Agreement or other Transaction Documents).


                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Except  as set forth on the attached disclosure schedule ("Buyer Disclosure
                                                                ----------------
Schedule"),  Buyer  hereby  represents  and  warrants  Seller  that:
--------

     5.01.  ORGANIZATION  AND  EXISTENCE.  Buyer  is  a  corporation  duly
            ----------------------------
incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Buyer is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Buyer Material Adverse Effect. Buyer has heretofore delivered to Seller and Company true and complete copies of the corporate charter and bylaws of Buyer as currently in effect. Buyer is not in violation of any term or provision of its charter or by-laws, each as in effect as of this date.

     5.02.  CORPORATE AUTHORIZATION. Buyer has all requisite power and authority
            -----------------------
to enter into and perform the Transaction Documents to which it is a party and to carry out the transactions contemplated hereby and thereby. The Transaction Documents are valid and binding obligations of Buyer, enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, which affect enforcement of creditors' rights generally. The execution, delivery and performance of the Transaction Documents and the purchase of the Shares in accordance with this Agreement have been duly authorized by all necessary or other action of Buyer and its stockholders.

     5.03.  GOVERNMENTAL  AUTHORIZATION;  CONSENTS.  (a) The execution, delivery
            --------------------------------------
and performance by Buyer of the Transaction Documents require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

     (b) Except as set forth in Section 5.03 of the Disclosure Schedule, no consent, approval, waiver or other action (a "Buyer Required Consent") by any
                                                 ----------------------
Person under the express terms of any contract, agreement, indenture, license, lease, mortgage, note or other evidence of indebtedness, instrument or other document to which Buyer is a party or by which it is bound is required for the execution, delivery and performance of the Transaction Documents by Buyer or the consummation of the transactions contemplated hereby or thereby.

     5.04.  NON-CONTRAVENTION.  The execution, delivery and performance by Buyer
            -----------------
of the Transaction Documents and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the corporate charter or bylaws of Buyer or (ii) contravene or conflict with any provision of any law, regulation, rule, judgment, injunction, order or decree or other restriction binding upon or applicable to Buyer or (iii) assuming the receipt of all Buyer Required Consents, constitute a default (whether after the giving of notice, lapse of time or both under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any express provision of any contract, agreement, indenture, license, lease, mortgage, note or other evidence of indebtedness, or other instrument binding upon Buyer or any permit held by Buyer or (iv) assuming the receipt of all Buyer Required Consents result in the creation or imposition of any Lien on any material asset of Buyer.

     5.05.  FINDERS'  FEES.  Except  for  Grant  Thornton  LLP,  Spring  Capital
            --------------
Partners, L.P. and Edison Venture Fund IV, whose fees and expenses will be paid by Buyer, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any Affiliate thereof upon consummation of the transactions contemplated by the Transaction Documents.

     5.06.  FINANCING.  Each  of  Edison  Venture  Fund  IV  and  Spring Capital
            ---------
Partners, L.P. have committed to enter into debt financing agreements and stock subscription agreements with Buyer to contribute to the equity capital of Buyer. These debt financing agreements and the stock subscription agreements are referred to herein as the "Financing Agreements," and the financing to be
                                ---------------------
provided thereunder or under any alternative arrangements made by Buyer is referred to herein as the "Financing." The aggregate proceeds of the Financing
                            ---------
will be in an amount sufficient to acquire the Shares and to pay all related fees and expenses. As of the date hereof, Buyer knows of no facts or circumstances that are reasonably likely to result in any of the conditions set forth in the Financing Agreements not being satisfied. Buyer has made available to Seller true and complete copies of all Financing Agreements. Buyer has collected all funds it is entitled to receive as of the date hereof pursuant to the Financing Agreements.

     5.07.  PURCHASE  FOR  INVESTMENT.  Buyer  is  purchasing  the  Shares  for
            -------------------------
investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.

     5.08.  LITIGATION.  There  is no action, suit, investigation or, proceeding
            ----------
pending against, or to the knowledge of Buyer, threatened against or affecting, Buyer or any of its properties or the transactions hereby before any court or arbitrator or any governmental body, agency or official.

     5.09. SUBSIDIARIES.  Buyer does not have and never has had any Subsidiaries
           ------------
or any ownership or equity interest in or control of (direct or indirect) any other Person.

     5.10.  NO  PRIOR  ACTIVITIES.  Buyer  was  formed solely for the purpose of
            ---------------------
consummating the transactions contemplated by the Transaction Documents. As of the date hereof, except for obligations or liabilities (i) incurred in connection with its formation, and (ii) contained in or relating to the Transaction Documents and any other agreements or arrangements contemplated by the Transaction Documents or in furtherance of the transaction, Buyer has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person, excluding such obligations or liabilities which would not, individually or in the aggregate, restrict or impair the ability of Buyer to consummate the transactions or otherwise have a Buyer Material Adverse Effect.

     5.11.  DISCLOSURE  SCHEDULE.  Neither  the  Transaction  Documents, nor any
            --------------------
other agreement, document or written statement made by Buyer and furnished by Buyer to Seller in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading, in light of the circumstances under which they were made.


                                   ARTICLE VI

                       COVENANTS OF THE COMPANY AND SELLER

     The  Company  and  Seller  agree  that:

     6.01.  RESIGNATIONS.  Section  6.01 of the Seller Disclosure Schedule lists
            ------------
each director of the Company. The Company will deliver to Buyer the resignations of all officers and directors of the Company from their positions with the Company at or prior to the Closing Date.

     6.02.  CONFIDENTIALITY.  The Company (prior to Closing), and Seller and its
            ---------------
Affiliates, will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law (following notice and an opportunity to contest), all confidential documents and information concerning Buyer furnished to or in the possession of Seller or its Affiliates, in connection with the transactions contemplated by this Agreement, and after the Closing Date all confidential documents and information concerning the Company or the Business, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Seller, (ii) in the public domain through no fault of Seller or (iii) later lawfully acquired or developed by Seller from sources other than the Company or Buyer; provided that
                                                                   --------
Seller and its Affiliates may disclose such information to their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by the Transaction Documents so long as such persons are informed by Seller of the confidential nature of such information and are directed by Seller to treat such information confidentially. If this Agreement is terminated, the Company, and Seller and its Affiliates, will, and will use their efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Buyer, upon request, all documents and other materials, and all copies thereof, obtained by the Company, or by Seller or its Affiliates, or on their behalf from Buyer in connection with this Agreement that are subject to such confidence.


                                   ARTICLE VII

                               COVENANTS OF SELLER

     Seller  agrees  that:

     7.01.  ANNUAL  MEETING  OF SELLER STOCKHOLDERS.  At the 2001 Annual Meeting
            ---------------------------------------
of  Stockholders  (the "Annual Meeting"), Seller shall cause the shareholders of
                        --------------
Seller to consider a proposal to effect the change of Seller's corporate name from MathSoft, Inc. to Insightful Solutions Corporation, or some other name as determined by the management of Seller, in its sole discretion (the "Name
                                                                            ----
Change").  Seller  will insert a proposal in its proxy statement consistent with
------
the foregoing and use commercially reasonable efforts to cause the Name Change to be approved by Seller's shareholders.

     7.02.  DELIVERY  OF  AUDITED PRO FORMA FINANCIALS.  No later than March 31,
            ------------------------------------------
2001, Seller shall cause its accountants, Arthur Andersen LLP, to deliver to Buyer, at Seller's cost and expense, audited pro forma balance sheets of the Company as of December 31, 1998, December 31, 1999, December 31, 2000 and the Closing Date and the statement of operations, cash flows and changes in stockholders' equity of the Company for the respective fiscal periods then ended. Seller agrees to permit its Chief Financial Officer and representatives of Arthur Andersen LLP to communicate freely with representatives of Buyer to discuss said financial statements.

     7.03.  ACCESS.  Seller, on and after the Closing Date, will afford promptly
            ------
to Buyer and its agents reasonable access to its properties, books, records, employees and auditors of Seller to the extent necessary to permit Buyer to file timely any tax reports, other tax filings or other regulatory filings. Buyer will hold, and will use its best efforts to cause its representatives, officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law (following notice and an opportunity to contest), all confidential documents and information concerning Seller provided to it pursuant to this Section 7.03.

     7.04.  TICKER  SYMBOL CHANGE.  Seller, within 5 business days following the
            ---------------------
Closing Date, will change its Nasdaq ticker symbol to a symbol other than "MATH".

     7.05.  COMPANY REQUIRED CONSENTS.  Seller shall use commercially reasonable
            -------------------------
efforts (without the payment of any money) between the Closing Date and March 31, 2001 to obtain any Company Required Consents that have not been obtained on or prior to the date hereof.

                                  ARTICLE VIII

                               COVENANTS OF BUYER

     Buyer  agrees  that:

     8.01.  CONFIDENTIALITY.  Buyer  and  its Affiliates will hold, and will use
            ---------------
their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors, agents and financial sources to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law (following notice and an opportunity to contest), all confidential documents and information concerning Seller (and until Closing, the Company and the Business) furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer, (ii) in the public domain through no fault of Buyer or (iii) later lawfully acquired or developed by Buyer from sources other than Seller or the Company; provided that Buyer may disclose
                                                --------
such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to its financing sources in connection with obtaining the financing for the transactions contemplated by the Transaction Documents so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. If this Agreement is terminated, Buyer and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates or on their behalf from Seller or the Company in connection with this Agreement that are subject to such confidence.

     8.02.  ACCESS.  Buyer,  on and after the Closing Date, will afford promptly
            ------
to Seller and their agents reasonable access to their properties, books, records, employees and auditors of the Company to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or, including without limitation, information necessary for Seller to prepare its financial statements and file timely any tax reports, other tax filings or other regulatory filings. Seller will hold, and will cause its representatives, officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law (following notice and an opportunity to contest), all confidential documents and information concerning the Company provided to it pursuant to this Section 8.02.

     8.03. RESOLUTION OF CONTRACT DISPUTE. Buyer agrees to use commercially resaonable efforts to resolve any dispute with Hill, Holliday, Connors, Cosmopulos, Inc. by March 31, 2001.


                                   ARTICLE IX

                            COVENANTS OF ALL PARTIES

     The  parties  hereto  agree  that:

     9.01.  COMMERCIALLY  REASONABLE  EFFORTS.  Subject  to  the  terms  and
            ---------------------------------
conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Seller and Buyer each agree, and Seller, prior to the Closing, and Buyer, after the Closing, agree to cause the Company, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may reasonably be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by the Transaction Documents.

     9.02.  CERTAIN FILINGS.  The Company, Seller and Buyer shall cooperate with
            ---------------
each other (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

     9.03.  PUBLIC  ANNOUNCEMENTS.  The parties agree to consult with each other
            ---------------------
before issuing any press release or making any public statement with respect to the Transaction Documents or the transactions contemplated hereby and thereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     9.04.  UNITED  STATES  GENERAL  SERVICES ADMINISTRATION AGREEMENT.  (a) The
            ----------------------------------------------------------
parties agree to use commercially reasonable efforts to obtain for Buyer a United States General Services Administration Agreement ("New GSA Contract") on commercially reasonable terms; provided, however that Seller's obligation under this Section 9.04(a) shall terminate on March 31, 2001.

     (b) Each party shall pay fifty percent (50%) of the costs of obtaining the New GSA Contract; provided, however, that Seller's maximum liability for such costs shall not exceed more than $3,000.


                                    ARTICLE X

                                EMPLOYEE BENEFITS

     10.01.  EMPLOYEE  BENEFITS  DEFINITIONS.  The  following  terms,  as  used
             -------------------------------
herein,  having  the  following  meanings:

     "Benefit  Arrangement"  means  each  employment, severance or other similar
      --------------------
contract, arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Company or any of its ERISA Affiliates and (iii) covers any employee or former employee of the Company.

     "Employee  Plans"  means  each  "employee  benefit  plan",  as such term is
      ---------------
defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA and (ii) is maintained or contributed to by the Company or any of its ERISA Affiliates, as the case may be.

     "ERISA"  means  the  Employee  Retirement  Income  Security Act of 1974, as
      -----
amended.

     "ERISA  Affiliate" of any entity means any other entity that, together with
      ----------------
such entity, would be treated as a single employer under Section 414 of the Code.

     "Multiemployer Plan" means each Employee Plan that is a multiemployer plan,
      ------------------
as  defined  in  Section  3(37)  of  ERISA.

     10.02.  ERISA  REPRESENTATIONS.  The  Company  and  Seller,  jointly  and
             ----------------------
severally,  hereby  represent  and  warrant  to  Buyer  that:

     (a) The Company has provided Buyer with complete salary, service and related data as of the most recent practicable date for employees of the Company.

     (b) Section 10.02 of the Seller Disclosure Schedule lists each Employee Plan that covers any employee of the Company, copies or descriptions of all of which have previously been made available or furnished to Buyer. With respect to each Employee Plan, the Company has provided Forms 5500 for the past three years and an accurate summary description of such plan.

     (c) Section 10.02 of the Seller Disclosure Schedule also includes a list of each Benefit Arrangement of the Company, copies or descriptions of which have been made available or furnished previously to Buyer.

     (d)  None  of  the Employee Plans or Benefit Arrangements listed on Section
10.02 of the Seller Disclosure Schedule covers any non-United States employee or former employee of the Business.

     (e) No non-exempt "prohibited transaction", as defined in Section 406 of ERISA or Section 4975 of the Code and for which the Company is reasonably likely to incur material liability, has occurred with respect to any Employee Plan.

     (f) No Employee Plan is a Multiemployer Plan and no Employee Plan is subject to Title IV of ERISA. The Company and its Affiliates have not incurred any liability under Title IV or ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA.

     (g) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has furnished to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such plan. Each Employee Plan has been maintained in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such plan.

     (h) Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement.

     (i) With respect to the employees and former employees of the Company, there are no employee post-retirement medical or health plans in effect, except as required by Section 4980B of the Code. No material tax under Section 4980B of the Code has been incurred in respect of any Employee Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

     (j) All contributions and payments accrued under each Employee Plan and Benefit Arrangement, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid on or prior to the Closing Date except to the extent (i) reflected on the Balance Sheet or (ii) retained by Seller. Except as disclosed in writing to Buyer prior to the date hereof, there has been no amendment to, written interpretation of or announcement (whether or not written) by Seller or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement in which employees of the Company participate that would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended prior to the date hereof.

     (k) No employee of the Company will become entitled to any bonus, retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby.

     (l) No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to Seller's knowledge, threatened with respect to any Benefit Arrangement.

     (m) Each Benefit Arrangement and Employee Plan may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any Benefit Arrangement or Employee Plan and no employee communications or provision of any Benefit Arrangement or Employee Plan document has failed to effectively reserve the right of the Company to so amend, terminate or otherwise modify such Benefit Arrangement or Employee Plan.

     (n) Neither Company nor any of its ERISA Affiliates maintains or is required to contribute to or has ever maintained or been required to contribute to any Multiemployer Plan.

     (o) Neither Company nor any of its ERISA Affiliates sponsors or maintains any Employee Plan subject to the funding standards of Section 412 of the Code.

     (p) Neither Company nor any of its ERISA Affiliates has any liability arising our of or relating to a failure of any Employee Plan to comply with the provisions of ERISA or the Code, which liability is reasonably likely to have a Material Adverse Effect.

     10.03.  NO THIRD PARTY BENEFICIARIES.  No provision of this Article X shall
             ----------------------------
create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company in respect of continued employment (or resumed employment) with the Company and no provision of this Article X shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement that may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any Employee Plan or Benefit Arrangement.

     10.04.  UK  EMPLOYEES.  (a)  The  parties  acknowledge  and  agree  that,
             -------------
pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 1981 ("TUPE Regulations"), the contracts of employment between Seller and each
        -----------------
of  the  employees  of  the Business located in the UK (the "UK Employees") will
                                                             ------------
have effect from the Closing as if made originally between the Company and each such UK Employee.

     (b) Company will assume the outstanding obligations of Seller in respect of the untaken holiday entitlements and unpaid holiday remuneration of the UK Employees accrued up to the Closing and disclosed on Section 10.04 of the Seller Disclosure Schedule.

     (c) As soon as reasonably practicable after the Closing the parties shall together deliver to the UK Employees a letter, in the agreed form, between them notifying the UK Employees of the transfer of their employment to the Company.

     10.05.  GERMAN  EMPLOYEES.  (a)  The  parties  acknowledge  and  agree that
             -----------------
pursuant to Para. 613 a German Civil Code, the contracts of employment between Seller and each of the employees of the Business located in Germany (the "German
                                                                          ------
Employees"),  including  any  rights  or  obligations  resulting from collective
---------
labour or work agreements, will have effect from the day of the Closing as if made originally between the Company and each such German Employee. Moreover, the parties acknowledge and agree that pursuant to Para. 613 a German Civil Code, the terms and conditions of the employment of any such German Employee for a period of one year from the Closing can neither be validly altered to the disadvantage of any German Employee nor be terminated for reason of the transfer of the Business. The parties acknowledge that each of the German Employees has the right to protest against the transfer of his employment to the Company and in this case will remain an employee of Seller.

     (b) The Company agrees to assume the outstanding obligations in respect of untaken holiday entitlements and unpaid holiday remuneration of the German employees accrued up to the Closing and disclosed on Section 10.05 of the Seller Disclosure Schedule.

     (c) As soon as reasonably practicable after the Closing, the parties shall together deliver to the German Employees a letter, in the agreed form, between them notifying the German Employees of the transfer of their employment.


                                   ARTICLE XI

                                   TAX MATTERS

     11.01.  CODE  SECTION  338(H)(10)  ELECTION.  Seller, Buyer and the Company
             -----------------------------------
agree  to  take  all necessary actions to make a timely and valid election under
Section 338(h)(10) of the Code (and any corresponding election under state, local, or foreign tax law, where applicable) (collectively, a "Section
                                                                        -------
338(h)(10) Election") to treat the purchase and sale of the stock of the Company
-------------------
hereunder as a deemed sale of the assets of the Company for tax purposes. Seller will pay income Taxes attributable to the Company's deemed asset sale resulting from the making of the Section 338(h)(10) Election. Seller, Buyer and the Company agree that the purchase price and liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all relevant purposes (including tax and financial accounting purposes) in a manner consistent with the fair market values set forth in Section 11.01 of the Seller Disclosure Schedule

     11.02.  INDEMNIFICATION  FOR  POST-CLOSING  TRANSACTIONS.  Buyer  agrees to
             ------------------------------------------------
indemnify Seller for any additional tax owed by Seller (including tax owed by Seller due to this indemnification payment) resulting from any transaction not in the ordinary course of business occurring on the Closing Date after the Closing, provided that for purposes of this Section 11.02 the Section 338(h)(10) Election shall not be treated as a post-Closing transaction not in the ordinary course of business.

     11.03.  ALLOCATION  OF  TAXES.  Except  as  otherwise  provided in Sections
             ---------------------
11.01, 11.02, 11.04 and 11.05 of this Agreement, Seller and Buyer each agree to bear and pay its own Taxes incurred in connection with this Agreement, including all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest).

     11.04.  VALUE  ADDED  TAX.  For the purpose of UK value added tax only, the
             -----------------
parties intend that the Business is transferred to the Company as a going concern and that Section 49 of the Value Added Tax Act 1994 ("VAT Act") and
                                                                   -------
Article 5 of the Value Added Tax (Special Provisions) Order 1995 (as amended) shall apply to the transfer of the Business pursuant to the provisions of this Agreement. Accordingly,

     (a) The parties shall use commercially reasonable efforts to secure that the transfer of the assets of the Business pursuant to this Agreement is treated as neither a supply of goods nor a supply of services for the purposes of value added tax.

     (b) The Company hereby covenants and agrees to use the assets of the Business after the Closing in carrying on the Business and that it will, after the Closing, be a taxable person for value added tax purposes.

     (c) The parties agree that they will give notice of the transfer of the assets of the Business pursuant to this Agreement to HM Customs & Excise as required pursuant to the VAT Act or as otherwise required by law.

     (d) Seller will deliver to the Company on Closing all records relating to the Business referred to in Section 49 of the VAT Act.

     (e) Seller undertakes to retain and make available to Buyer all such documents and records not delivered to Buyer pursuant to clause (d) above which are reasonably required by Buyer for the purposes of complying with its obligations in relation to value added tax.

     (f) The parties represent and warrant to each other that they are duly registered for the purposes of value added tax.

     11.05  TAX  RETURNS,  COOPERATION,  AND  ELECTIONS.
            --------------------------------------------

     (a) Pursuant to the Section 338(h)(10) Election, Seller will include the income of the Company through the Closing Date on Seller's consolidated federal income Tax Returns (and any applicable combined or other affiliated group income Tax Returns where there is a corresponding Section 338(h)(10) Election under state, local, or foreign law).

     (b) Buyer shall file or cause to be filed any other Tax Returns of the Company required to be filed after the Closing. Buyer shall permit Seller to review and comment on any such Tax Returns that relate to periods prior to or including the Closing and shall make such revisions as are reasonably requested by Seller. Any Tax refunds or credits that are obtained by Buyer or the Company that relate to periods prior to Closing shall be for the account of Seller and promptly paid by Buyer to Seller.

     (c) Seller, Buyer, and the Company will file all income Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the allocation of purchase price and liabilities described in Section 11.01 and consistent with information furnished by Seller concerning the Company's Tax basis in its assets.

     (d) Buyer, the Company, and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

     (e) At Seller's request with reasonable advance notice, Buyer will cause the Company to make and/or join with Seller after Closing in making an election to file consolidated returns for federal income tax purposes for all periods during which Company is owned by Seller (or any combined or other affiliated group Tax Return for state, local, or foreign income tax purposes). At Seller's request, Buyer will cause the Company to make or join with Seller in making any other election if the making of such election does not have a material adverse impact on Buyer (or on the Company following Buyer's purchase of Shares). Notwithstanding this Section 11.05(e), a failure of the Company to be a member of Seller's consolidated group in no way relieves Seller of its obligation under Section 11.01 of this Agreement to pay the Taxes attributable to the deemed asset sale resulting from a non-consolidated affiliated group
Section 338(h)(10) Election described in Section 338(h)(10)(B) (last sentence) of the Code and the regulations thereunder (and any corresponding state, local, or foreign provisions, if applicable), it being understood that Buyer will remain responsible under this Section 11.05(e) for any Losses suffered by Seller due to any failure on the part of Buyer to comply with its obligations under
Section  11.01  and  this  Section  11.05(e).

                                   ARTICLE XII

                            SURVIVAL; INDEMNIFICATION

     12.01.  SELLER  INDEMNIFICATION.  Seller  shall  indemnify, defend and hold
             -----------------------
harmless Buyer and, effective at Closing, without duplication, the Company and their respective affiliates, officers, directors, agents, employees, subsidiaries, partners, members and controlling persons (each, a "Buyer
                                                                          -----
Indemnified  Party") to the fullest extent permitted by law from and against any
------------------
and all damages, losses, liabilities, diminution in value, fines, penalties, costs and expenses of any kind or nature whatsoever (whether or not arising out of a third party claim and including reasonable expenses of investigation, defense or settlement of the foregoing and reasonable attorney's fees and disbursements) (collectively, "Losses"), incurred or suffered by any Buyer
                                 ------
Indemnified Party occasioned or caused by, resulting from or arising out of (i) any inaccuracy in or breach of any representation or warranty of Seller set forth in this Agreement, any Ancillary Agreement, the Seller Disclosure Schedules or any certificate or other writing delivered pursuant hereto or in connection herewith and (ii) any failure by Seller to perform any of its obligations, covenants or agreements set forth in this Agreement, any Ancillary Agreement, or any certificate or other writing delivered pursuant hereto or in connection herewith or therewith.

     12.02.  BUYER  INDEMNIFICATION.  Buyer  shall  indemnify,  defend  and hold
             ----------------------
harmless Seller and its affiliates, officers, directors, agents, employees, subsidiaries, partners, stockholders, members and controlling persons (each, a "Seller Indemnified Party") to the fullest extent permitted by law from and
 --------------------------
against any and all Losses incurred or suffered by any Seller Indemnified Party occasioned or caused by, resulting from or arising out of (i) any inaccuracy in or breach of any representation or warranty of Buyer set forth in this Agreement, any Ancillary Agreement, the Buyer Disclosure Schedules or any certificate or other writing delivered by Buyer pursuant hereto or in connection herewith, (ii) any failure by Buyer to perform any of its obligations, covenants or agreement set forth in this Agreement, any Ancillary Agreement, or any certificate or other writing delivered pursuant hereto or in connection herewith or therewith, (iii) any claim made by or on behalf of any UK Employee or German Employee which relates to his employment by the Company after the Closing, (iv) the employment or termination of employment of any UK Employee or German Employee after the Closing, (v) any substantial and detrimental change in the terms and conditions of employment of any UK Employee after the Closing, (vi) any change in the terms and conditions of the employment of any German Employee after the Closing, (vii) the Company succeeding Seller as employer of the UK Employees pursuant to the TUPE Regulations and (viii) the Company succeeding Seller as employer of the German Employees pursuant to Para. 613 a German Civil Code.

     12.03.  NOTIFICATION.  Each  Buyer  Indemnified Party or Seller Indemnified
             ------------
Party  (each an "Indemnified Party") shall, promptly after the receipt of notice
                 -----------------
of the commencement of any action, investigation, claim or other proceeding against such Indemnified Party in respect of which indemnity may be sought under this Article XII, notify the Seller or Buyer, as the case may be (each an "Indemnifying Party") in writing of the commencement thereof. The omission of
--------------------
any Indemnified Party to so notify an Indemnifying Party of any such action shall not relieve an Indemnifying Party from any liability which it may have to such Indemnified Party under this Article XII unless, and only to the extent that, such omission results in an Indemnifying Party's forfeiture of substantive rights or defenses or otherwise is materially prejudicial to such Indemnifying
Party. In case any such action, claim or other proceeding shall be brought against any Indemnified Party, and it shall notify an Indemnifying Party of the commencement thereof, an Indemnifying Party shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such

Indemnified Party in its reasonable judgment if the Indemnifying Party (i) shall give written notice to the Indemnified Party that the Indemnifying Party disputes and intends to defend against such claim, liability or expense at the Indemnifying Party's own cost and expense and (ii) provides assurance reasonably acceptable to such Indemnified Party that such indemnification will be paid fully  and  promptly  if required; provided, however, that the assumption of the
                                   --------  -------
defense of any such matters by the Indemnifying Party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. If the Indemnifying Party assumes such defense in accordance with the preceding sentence, it shall have the right, with the consent of such Indemnified Party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled. The Indemnifying Party shall keep such Indemnified Party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish such Indemnified Party with all documents and information that the Indemnified Party shall reasonably request. Notwithstanding anything herein stated, such Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named
                                                 --------  -------
parties to the action or proceeding include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the reasonable expense of separate counsel for such Indemnified Party shall be paid by the Indemnifying Party, provided that the Indemnifying Party shall be obligated to pay for only one counsel for the Indemnified Party in any jurisdiction. If no such notice of intent to dispute and defend is given by the Indemnifying Party within a reasonable period of time, or if such diligent good faith defense is not being or ceases to be conducted after notice of such fact and a reasonable opportunity to cure has been given to the Indemnifying Party, such Indemnified Party may undertake the defense of (with counsel selected by such Indemnified Party), and shall have the right to compromise or settle, such claim, liability or expense (exercising reasonable business judgment). If such claim, liability or expense is one that by its nature cannot be defended solely by the Indemnifying Party, then such Indemnified Party shall make available all information and assistance that the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense.

     12.04.  LIMITATION  OF  INDEMNIFICATION.  Notwithstanding  anything  to the
             -------------------------------
contrary in this Agreement, the obligations of the parties hereto for indemnification under this Article XII shall terminate on April 30, 2002, except
(i) as to matters as to which any Indemnified Party has made a claim for indemnity or given written notice of a possible claim for indemnity on or prior to such date, which shall survive the expiration of such period until such claim is finally resolved and any obligations with respect thereto are fully satisfied; (ii) with respect to any claim for indemnification pursuant to
Section 12.01(i) for any inaccuracy in or breach of a representation or warranty under Sections 3.01, 3.02, 3.05, 4.01, 4.02 or 4.04 of this Agreement, which shall survive the Closing indefinitely; (iii) with respect to any claim for indemnification pursuant to Section 12.01(i) for any inaccuracy in or breach of a representation or warranty under Section 3.15 of this Agreement, which shall survive until the expiration of all applicable statutes of limitations; (iv) with respect to any claim for indemnification pursuant to Section 12.02(i) for any inaccuracy in or breach of a representation or warranty under Sections 5.01,
5.02 or 5.06, which shall survive the Closing indefinitely; or (v) with respect to any claim for indemnification pursuant to Section 12.01(ii) or 12.02(ii), which shall survive the Closing indefinitely.

     12.05.  MINIMUM  LOSSES  OF  BUYER  INDEMNIFIED  PARTY. A Buyer Indemnified
             ----------------------------------------------
Party shall not have any right to obtain indemnification pursuant to Section 12.01(i) for any inaccuracy in or breach of a representation or warranty in this Agreement until aggregate Losses of all Buyer Indemnified Parties resulting from inaccuracies in or breaches of representations and warranties in this Agreement exceed $50,000, after which time the full amount of such Losses shall be recoverable in accordance with the terms hereof.

     12.06.  MAXIMUM  INDEMNIFICATION BY SELLER.  All Buyer Indemnified Parties,
             ----------------------------------
collectively, shall not have any right to seek or obtain indemnification pursuant to Section 12.01(i) for any inaccuracy in or breach of a representation or warranty in this Agreement (other than Sections 3.01, 3.02, 3.05, 3.15, 4.01,
4.02 or 4.04) other than in an aggregate amount not exceeding $1,700,000. All Buyer Indemnified Parties, collectively, shall not have any right to seek or obtain indemnification pursuant to this Article XII for Losses resulting from inaccuracies in or breaches of representations or warranties from Seller to the extent that the total amounts paid, directly or indirectly, by Seller in respect of indemnification claims pursuant to this Article XII for Losses resulting from inaccuracies in or breaches of representations or warranties would exceed $7,000,000 in the aggregate.

     12.07.  MINIMUM  LOSSES  OF SELLER INDEMNIFIED PARTY.  A Seller Indemnified
             --------------------------------------------
Party shall not have any right to obtain indemnification pursuant to Section 12.02(i) for any inaccuracy in or breach of a representation or warranty in this Agreement until aggregate Losses of all Seller Indemnified Parties resulting from inaccuracies in or breaches of representations and warranties in this Agreement exceed $50,000, after which time the full amount of such Losses shall be recoverable in accordance with the terms hereof.

     12.08.  MAXIMUM  INDEMNIFICATION BY BUYER.  All Seller Indemnified Parties,
             ---------------------------------
collectively, shall not have any right to seek or obtain indemnification pursuant to Section 12.02(i) for any inaccuracy in or breach of a representation or warranty in this Agreement (other than Sections 5.01, 5.02 or 5.06) other than in an aggregate amount not exceeding $1,700,000. All Seller Indemnified Parties, collectively, shall not have any right to seek or obtain indemnification pursuant to this Article XII for Losses resulting from inaccuracies in or breaches of representations or warranties from Buyer to the extent that the total amounts paid, directly or indirectly, by Buyer in respect of indemnification claims pursuant to this Article XII for Losses resulting from inaccuracies in or breaches of representations or warranties would exceed $7,000,000 in the aggregate.

     12.09.  EXCLUSIVE  REMEDY.  Except  as  otherwise  specifically provided in
             -----------------
this Agreement, the parties acknowledge that their sole and exclusive remedy after the Closing with respect to any and all claims relating to this Agreement (other than claims of, or causes of action arising from, fraud, intentional misrepresentation or a deliberate or willful breach) shall be pursuant to the indemnification provisions set forth in this Article XII.


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
                                   ARTICLE XIII

                                  MISCELLANEOUS

     13.01.  NOTICES.  All  notices, requests and other communications to either
             -------
party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

     if  to  Buyer,  to:

          MathSoft Corporate Holdings, Inc.
          101  Main  Street
          Cambridge,  MA  02142
          Telecopy:  (617)  577-8829

     with  a  copy  to:

          H.  David  Henken,  P.C.
          Goodwin,  Procter  &  Hoar  LLP
          Exchange  Place
          Boston,  MA  02109
          Telecopy:  (617)  523-1231

     if  to  the  Company,  to:

          MathSoft  Engineering  &  Education,  Inc.
          101  Main  Street
          Cambridge,  MA  02142
          Telecopy:  (617)  577-8829

     with  a  copy  to:

          H.  David  Henken,  P.C.
          Goodwin,  Procter  &  Hoar  LLP
          Exchange  Place
          Boston,  MA  02109
          Telecopy:  (617)  523-1231

     if  to  Seller:

          MathSoft,  Inc.
          1700  Westlake  Avenue  N.  #500
          Seattle,  WA  98109
          Telecopy:  (206)  283-8691


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
     with  a  copy  to:

          Gordon  H.  Hayes,  Jr.
          Testa,  Hurwitz  &  Thibeault,  LLP
          125  High  Street
          Boston,  MA  02110
          Telecopy:  (617)  248-7100

     13.02.  AMENDMENTS;  NO  WAIVERS.  (a)  Any provision of this Agreement may
             ------------------------
be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed by Buyer, the Company and Seller.

     (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     13.03.  EXPENSES.  Except  as set forth in the next sentence, all costs and
             --------
expenses incurred in connection with the transactions contemplated by the Transaction Documents shall be paid by the party incurring such cost or expense. All costs and expenses incurred by Seller and the Company in connection with the transactions contemplated by the Transaction Documents shall be paid by Seller.

     13.04.  SUCCESSORS  AND ASSIGNS.  The provisions of this Agreement shall be
             -----------------------
binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise
                        --------
transfer any of his or its rights or obligations under this Agreement without the consent of the other parties hereto except that Buyer may merge with and into its parent corporation and collaterally assign its rights hereunder to one or more lenders providing financing for the transactions contemplated by this Agreement.

     13.05.  FURTHER  ASSURANCES.  From  time  to time after the Closing, at the
             -------------------
request of Buyer and without further consideration, Seller will execute and deliver to Buyer such other documents, and take such other action, as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Buyer good, valid and marketable title to the Shares and the assets comprising the Business.

     13.06.  GOVERNING  LAW.  This Agreement and the Transaction Documents shall
             --------------
be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without regard to conflicts of law rules of such state.

     13.07.  COUNTERPARTS;  EFFECTIVENESS.  This  Agreement  and the Transaction
             ----------------------------
Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

     13.08.  ENTIRE  AGREEMENT.  This  Agreement  and  the Transaction Documents
             -----------------
constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     13.09.  CAPTIONS.  The  captions  herein  are  included  for convenience of
             --------
reference only and shall be ignored in the construction or interpretation hereof.

     13.10.  JURISDICTION.  Any  action  or  proceeding  seeking  to enforce any
             ------------
provision of, or based on any right arising out of, this Agreement or the Transaction Documents may be brought against any of the parties in the courts of the Commonwealth of Massachusetts, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any obligation to venue laid therein. Process in any such action or proceeding may be served on any party anywhere in the world, whether within or without the Commonwealth of Massachusetts.

     13.11.  JURY TRIAL WAIVER. THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN
             -----------------
ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER IN CONTRACT OR TORT) BROUGHT BY ANY OF THE PARTIES HERETO AGAINST THE OTHER IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THE TRANSACTION DOCUMENTS.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                              MATHSOFT  CORPORATE  HOLDINGS,  INC.


                              By:  /s/  James  C.  Randles
                              Title:  President


                              MATHSOFT  ENGINEERING  &  EDUCATION,  INC.


                              By:  Dermot  P.  O'Grady
                              Title:  Vice President and Chief Financial Officer


                              MATHSOFT,  INC.


                              By:  Charles  J.  Digate
                              Title:  President  and  Chief  Executive  Officer

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